CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
DST SYSTEMS, INC.

DST Systems, Inc., a Delaware corporation (the “Corporation”), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:

I. The Board of Directors of the Corporation, at a meeting held on October 24, 2014, duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation, as amended, declaring such amendments to be advisable, and directing that the amendments be submitted to the stockholders of the Corporation for consideration at the 2015 annual meeting of stockholders, to

1. delete all of Section A.3 of the present Article FOURTH and insert in lieu thereof the following paragraph:

3.  Voting Rights.  The holders of Common Stock shall be entitled to vote on the basis of one vote for each share held.

and

2. to delete all of Sections A, B and C of the present Article FIFTH and insert in lieu thereof the following:

A.           The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of not less than three (3) nor more than eleven (11) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed exclusively from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors (the "Whole Board"). The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (i) at the 2016 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders; (ii) at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; and (iii) at the 2018 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2018 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the Delaware General Corporation Law and directors shall no longer be divided into classes. Prior to the 2018 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

B.           Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of any type in the Board of Directors, including those resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Until the 2018 annual meeting of stockholders, any director of a class elected to fill a vacancy resulting from an increase in the number of directors in such class shall hold office for a term that shall coincide with the remaining term of that class. From and after the 2018 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting of stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

C.           Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the Whole Board, (i) until the 2018 annual meeting of stockholders, and in accordance with Section 141(k) of the Delaware General Corporation Law, may be removed from office at any time, but only for cause, and (ii) from and after the 2018 annual meeting of stockholders, may be removed from office at any time, with or without cause, in each case by the affirmative vote of the majority of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"); provided, however, that on and after the day following the Trigger Date (as hereinafter defined in this Article FIFTH, Section D.2), a director may be removed from office under clause (i) or (ii) only by the affirmative vote of the holders of at least seventy percent (70%) of the Voting Stock.

II. The amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, as amended.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chairman, Chief Executive Officer and President as of May 12, 2015, and he does hereby acknowledge that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

DST SYSTEMS, INC.

By:	/s/ Stephen C. Hooley
Stephen C. Hooley
Chairman, Chief Executive Officer and President